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                                                                   EXHIBIT 10.26


                   REVOLVING CREDIT LOAN & SECURITY AGREEMENT
                         (ACCOUNTS AND EQUIPMENT LOANS)



OBLIGOR #                    NOTE #                           AGREEMENT DATE
                                                              June 1, 1999

CREDIT LIMIT                 INTEREST RATE                 OFFICER NO./INITIALS
$6,500,00                    Base Rate                      48711, Thomas Hicks


        THIS AGREEMENT is entered into on June 1, 1999, between Comerica Bank-California ("Bank") as secured party, whose Headquarter Office is 333 West Santa Clara Street, San Jose, California and Accelerated Networks, Inc. ("Borrower") a corporation whose chief executive office is located at 301 Science Drive, Moorpark, California. The parties agree as follows:

        I. DEFINITIONS.

           1.1 "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly more than fifty percent (50%) of the ownership of such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

           1.2 "Agreement" as used in this Agreement means and includes this Revolving Credit Loan & Security Agreement (Accounts and Inventory), any concurrent or subsequent rider and any extensions, supplements, amendments or modifications hereto.

           1.3 "Bank Expenses" as used in this Agreement means and includes: all costs or expenses required to be paid by Borrower under this Agreement which are paid or advanced by Bank; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; filing, recording, publication and search fees, appraiser fees, auditor fees and costs, and title insurance premiums paid or incurred by Bank in connection with Bank's transactions with Borrower; costs and expenses incurred by Bank in collecting the Receivables (with or without suit) to correct any default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, disposing of, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; costs and expenses of suit incurred by Bank in enforcing or defending this Agreement or any portion hereof, including, but not limited to, expenses incurred by Bank in attempting to obtain relief from any stay, restraining order, injunction or similar process which prohibits Bank from exercising any of its rights or remedies; and attorneys.' fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement, or any portion hereof or any agreement related hereto, whether or not suit is brought. Bank Expenses shall include Bank's in-house legal charges at reasonable rates.

           1.4 "Base Rate" as used in this Agreement means that variable rate of interest so announced by Bank at its headquarters office in San Jose, California as its "Base Rate" from time to time and which serves as a basis upon which effective rates of interest are calculated for those loans making reference thereto.




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           1.5 "Borrower's Books" as used in this Agreement means and includes all of the Borrower's books and records including but not limited to: minute books; ledgers; records indicating, summarizing or evidencing Borrower's assets, liabilities, Receivables, business operations or financial conditions, and all information relating thereto, computer programs; computer disk or tape files, computer printouts; computer runs; and other computer prepared information and equipment of any kind.

           1.6 "Borrowing Base" as used in this Agreement means the sum of Eighty Percent (80%) of the net amount of Eligible Accounts after deducting therefrom all payments, adjustments and credits applicable thereto ("Accounts Receivable Borrowing Base").

           1.7 [Intentionally Deleted]

           1.8 "Collateral" as used in this Agreement means and includes each and all of the following: the Receivables; the Intangibles; the Negotiable Collateral, the Inventory; all money, deposit accounts and all other assets of Borrower in which Bank receives a security interest or which hereafter come into the possession, custody or control of Bank; and the proceeds of any of the foregoing, including, but not limited to, proceeds of insurance covering the Collateral and any and all Receivables, Intangibles, Negotiable Collateral, Inventory, equipment, money, deposit accounts or other tangible and intangible property of borrower resulting from the sale or other disposition of the Collateral, and the proceeds thereof. Notwithstanding anything to the contrary contained herein, neither Collateral nor any of its constituent elements shall include (i) any waste or other materials which have been or may be designated as toxic or hazardous by Bank or (ii) any Third-Party Equipment Collateral to the extent a grant of a security interest to Bank therein would constitute a default under any provision of the agreement or agreements pursuant to which Borrower has an interest in such Third-Party Equipment Collateral provided that such Third-Party Equipment Collateral shall automatically become part of the Collateral upon the termination, lapse or ineffectiveness of such provision.

           1.9 "Credit" as used in this Agreement means all Obligations, except those obligations arising pursuant to any other separate contract, instrument, note, or other separate agreement which, by its terms, provides for a specified interest rate and term.

           1.10 "Current Assets" as used in this Agreement means, as of any applicable date of determination, all cash, non-affiliated customer receivables, United States government securities, claims against the United States government, and inventories.

           1.11 "Current Liabilities" as used in this Agreement means, as of any applicable date of determination (i) all liabilities of a person that should be classified as current in accordance with GAAP, including without limitation any portion of the principal of the Indebtedness classified as current, plus (ii) to the extent not otherwise included, all liabilities of the Borrower to any of its affiliates whether or not classified as current in accordance with GAAP.

           1.12 "Daily Balance" as used in this Agreement means the amount determined by taking the amount of the Credit owed at the beginning of a given day, adding any new Credit advanced or incurred on such date, and subtracting any payments or collections which are deemed to be paid and are applied by Bank in reduction of the Credit on that date under the provisions of this Agreement, but not including the amount of any outstanding, undrawn Letter of Credit.

           1.13 "Eligible Accounts" as used in this Agreement means and includes those accounts of Borrower which are due an payable within thirty (30) days, or less, from the date of invoice,



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                            LOAN & SECURITY AGREEMENT


have been validly assigned as security to Bank and strictly comply with all of Borrower's warranties and representations to Bank; but Eligible Accounts shall not include the following unless otherwise agreed in advance by Bank: (a) accounts with respect to which the account debtor is an officer, employee, PARTNER, joint venturer or agent of Borrower; (b) accounts with respect to which goods are placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional; (c) accounts with respect to which the account debtor is not a resident of the United States (other than Siemens AG and its affiliates); (d) accounts with respect to which the account debtor is the United States or any department, agency or instrumentality of the United States; (e) accounts with respect to which the account debtor is any State of the United States or any city, county, town municipality or division thereof, (f) accounts with respect to which the account debtor is a subsidiary of, related to, affiliated or has common controlling shareholders, officers or directors with Borrower; (g) accounts with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower; (h) accounts not paid by an account debtor within ninety (90) days from the date of the invoice; (i) accounts with respect to which account debtors dispute liability or make any claim, or have any defense, crossclaim, counterclaim, or offset; 0) accounts with respect to which any Insolvency Proceeding is filed by or against the account debtor, or if an account debtor becomes insolvent, fails or goes out of business; and (k) accounts owed by any single account debtor which exceed twenty percent (20%) of all of the Eligible Accounts (except that the concentration limit for Siemens AG and its United States subsidiaries shall be ninety percent (90%) until December 1, 1999, and seventy-five percent (75%) thereafter, and the concentration limit for MGC Group shall be eighty percent (80%) until December 1, 1999, and fifty percent (50%) thereafter; and (1) accounts with a particular account debtor on which over twenty-five percent (25%) of the aggregate amount owing is greater than ninety (90) days from the date of the invoice.

           1.14 "Event of Default" as used in this Agreement means those events described in Section 7 contained herein below.

           1.15 Intentionally Deleted.

           1.16 "GAAP" as used in this Agreement means as of any applicable period, generally accepted accounting principles in effect during such period.

           1.17 "Insolvency Proceeding" as used in this Agreement means and includes any proceeding or case commenced by or against the Borrower, or any guarantor of Borrower's Obligations, or any borrower's account debtors, under any provisions of the Bankruptcy Code, as amended, or any other bankruptcy or insolvency law, including but not limited to assignments for the benefit of creditors, formal or informal moratoriums, composition or extensions with some or all creditors, any proceeding seeking reorganization, arrangement or any other relief under the Bankruptcy code, as amended, or any other bankruptcy or insolvency law.

           1.18 "Intangibles" as used in this Agreement means and includes all Borrower's present and future general intangibles and other personal property (including, without limitation, any and all rights in any legal proceeding, goodwill, patents, trade names, copyrights, trademarks, blueprints, drawings, purchase orders, computer programs, computer disks, computer tapes, literature, reports, catalogs and deposit accounts) other than goods and Receivables, as well as Borrower's Books relating to any of the foregoing.



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                            LOAN & SECURITY AGREEMENT


           1.19 "Inventory" as used in this Agreement means and includes all present and future inventory in which Borrower has any interest, including, but not limited to, goods held by Borrower for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, advertising materials and packing and shipping materials, wherever located and any documents of title representing any of the above, and any equipment, fixtures or other property used in the storing, moving, preserving, identifying, accounting for and shipping or preparing for the shipping of inventory, and any and all other items hereafter acquired by Borrower by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and the resulting product or mass, and any documents of title respecting any of the above.

           1.20 "Letter of Credit" means a letter of credit issued pursuant to
Section 2.5.

           1.21 "Net Income" as used in this Agreement means the net income (or loss) of a person for any period determined in accordance with GAAP but excluding in any event:

               (a) any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and

               (b) in the case of the Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

           1.22 "Judicial Officer or Assignee" as used in this Agreement means and includes any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of trustee, receiver, controller, custodian or assignee for the benefit of creditors.

           1.23 "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

           1.24 "Obligations" as used in this Agreement means and includes any and all loans, advances, overdrafts, debts, liabilities, obligations in respect of drawn or undrawn Letters of Credit issued hereunder (including, without limitation, any and all amounts charged to Borrower's account pursuant to any agreement authorizing Bank to charge Borrower's account), obligations, lease payments, guaranties, covenants and duties owing by Borrower to Bank of any kind and description whether advanced pursuant to or evidenced by this Agreement; by any note or other instrument; or by any other agreement between Bank and Borrower and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including, without limitation, any debt, liability or obligation owing from Borrower to others which Bank may have obtained by assignment, participation, purchase or otherwise, and further including, without limitation, all interest not paid when due and all Bank Expenses which Borrower is required to pay or reimburse by this Agreement, by law, or otherwise.

           1.25 "Permitted Indebtedness" means:

               (a) Indebtedness of Borrower in favor of Bank arising under this Agreement;



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               (b) Indebtedness secured by a Lien described in Subsection (c) of the definition of "Permitted Liens" below provided the principal amount of such Indebtedness does not exceed the cost of' the Equipment financed;

               (c) Subordinated Debt;

               (d) Indebtedness to trade creditors incurred in the ordinary course of business;

               (e) Contingent Obligations of Borrower consisting of guarantees (and other credit support) of the obligations of vendors and suppliers of Borrower in respect of transactions entered into in the ordinary course of business:

               (f) Indebtedness with respect to capital lease obligations (including leases of real property);

               (g) prepaid royalties and deferred revenue in connection with prepaid support services and deferred sales; and

               (h) extensions, renewals, refundings, refinancings, modifications, amendments and restatements of any of the items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower;

           1.26 "Permitted Investment" means:

               (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof;

               (b) Corporate commercial paper, corporate notes and bonds, master notes, medium term notes, bankers acceptances, institutional money market funds, certificates of deposit and repurchase agreements which, if short-term, have a minimum credit rating of A-I or P-I or, if long-term, have a minimum credit rating of A by Standard Poor's or Moody's Investor Services; and nondiversified short duration mutual funds with an average credit rating of at least A- and a duration not to exceed three (3) years. Investments shall mature no more than three (3) years from the date of purchase by Borrower, and shall have been approved by Borrower's investment policy, provided that such investment policy and any amendments thereto have been approved by Bank, which approval shall not be unreasonably withheld;

               (c) Certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank;

               (d) Extensions of credit in the nature of accounts receivable or note receivable arising from the sale or lease of goods or services in the ordinary course of business;



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               (e) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

               (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

               (g) Investments consisting of (i) compensation of employees, officers and directors of Borrower so long as the Board of Directors of Borrower determines that such compensation is in the best interests of Borrower, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower, and (iv) other loans to officers and employees approved by the Board of Directors, provided that all Investments permitted under this clause (g) shall be excluded from the calculation of Borrower's Tangible Effective Net Worth);

           1.27 "Permitted Liens" means:

               (a) any Liens existing on the Closing Date and disclosed in the Schedule or arising under the terms of this Agreement;

               (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;

               (c) Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries (other than Equipment financed under Section
2.4 hereof) to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment,
(ii) upon any Third Party Equipment Collateral, or (iii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

               (d) Liens on Equipment and on Third Party Equipment Collateral (other than Equipment financed under Section 2.4 hereof) leased by Borrower or any Subsidiary pursuant to an operating or capital lease in the ordinary course of business (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing the lease of such Equipment;

               (e) Leases or subleases and licenses and sublicenses granted to others in the ordinary course of Borrower's business not interfering in any material respect with the business of Borrower;

               (f) Liens on assets (including the proceeds thereof and accessions thereto) that existed at the time such assets were acquired by Borrower or any Subsidiary (including Liens on assets of any corporation that existed at the time it became or becomes a Subsidiary); provided such Liens are not granted in contemplation of or in connection with the acquisition of such asset by Borrower or a Subsidiary;



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               (g) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not constituting a Material Adverse Effect;

               (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; and

               (i) Liens that are not prior to the Lien of Bank which constitute rights of set-off of a customary nature or banker's Liens with respect to amounts on deposit, whether arising by operation of law or by contract, In connection with arrangement entered in to with banks in the ordinary course of business.

           1.28 "Person" or "person" as used in this Agreement means and includes any individual, corporation, partnership, joint venture, association, trust unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

           1.29 "Receivables" as used in this Agreement means and includes all presently existing and hereafter arising accounts, instruments, documents, chattel paper, general intangibles, all other forms of obligations owing to Borrower, all of Borrower's rights in, to and under all purchase orders heretofore or hereafter received, all moneys due to Borrower under all contracts or agreements (whether or not yet earned or due), all merchandise returned to or reclaimed by Borrower and the Borrower's books (except minutes books) relating to any of the foregoing.

           1.30 "Subordinated Debt" as used in this Agreement means indebtedness of the Borrower to third parties which has been subordinated to the Obligations pursuant to a subordination agreement in form and content satisfactory to the Bank.

           1.31 [Intentionally Deleted]

           1.32 "Tangible Effective Net Worth" as used in the Agreement means net worth as determined in accordance with GAAP consistently applied, increased by Subordinated Debt, if any, and decreased by the following: patents, licenses, goodwill, subscription lists, organization expenses, trade receivables converted to notes, money due from affiliates (including officers, directors, subsidiaries and commonly held companies).

           1.33 "Tangible Net Worth" as used in the Agreement means, as of any applicable date of determination, the excess of

               (a) the net book value of all assets of a person (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and similar tangible assets) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over

               (b) all Debt of such person.

           1.34 "Third-Party Equipment Collateral" means equipment now or hereafter leased from or financed, on a secured basis, by a third-party lessor or financier, together with all rents, issues,



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income, profits and other proceeds arising from the disposition thereof and insurance proceeds paid thereon, subject to and in accordance with Section 6.17 hereof.

           1.35 "Total Liabilities" as used in this Agreement means the total of all items of indebtedness, obligation or liability which, in accordance with GAAP consistently applied, would be included in determining the total liabilities of the Borrower as of the date Total Liabilities is to be determined, including without limitation (a) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired, whether or not the obligations secured thereby shall have been assumed; (b) all obligations which are capitalized lease obligations; and (c) all guaranties, endorsements or other contingent or surety obligations with respect to the indebtedness of others, whether or not reflected on the balance sheets of the Borrower, including any obligation to furnish funds, directly or indirectly through the purchase of goods, supplies, services, or by way of stock purchase, capital contribution, advance or loan or any obligation to enter into a contract for any of the following.

           1.36 Intentionally Deleted.

           1.37 Any and all terms used in this Agreement shall be construed and defined in accordance with the meaning and definition of such terms under and pursuant to the California Uniform Commercial Code (hereinafter referred to as the "Code") as amended.

        2. LOAN AND TERMS OF PAYMENTS.

           For value received, Borrower promises to pay to the order of Bank such amount, as provided for below, together with interest, as provided for below.

           2.1 Upon the request of Borrower, made at any time and from time to time through December 1, 2000, and so long as no Event of Default exists, Bank shall lend to Borrower and/or issue Letters of Credit for the account of Borrower an amount equal to the Borrowing Base; provided, however, that in no event shall Bank be obligated to make advances to Borrower under this Section
2.1 whenever the Daily Balance exceeds, at any time, either the Borrowing Base or the sum of Four Million Dollars ($4,000,000), such amount being referred to herein as an "Overadvance". Notwithstanding the limitations on advances of this
Section 2.1 Bank shall permit Borrower to request cash advances ("Advances") or Letters of Credit in excess of the Borrowing Base, provided the outstanding balance of Advances and the face amount of the outstanding Letters of Credit before and after the making of such Advance or issuance of such Letter of Credit is not in excess of $500,000.

           2.2 Except as hereinbelow provided, the Credit shall bear interest, on the Daily Balance owing, at a rate equal to the Base Rate (the "Rate"). The Credit shall bear interest, during the continuance of an Event of Default and without constituting a waiver of any such Event of Default, on the Daily Balance owing, at a rate of three (3) percentage points per annum above the Rate. All interest chargeable under this Agreement that is based upon a per annum calculation shall be computed on the basis of a three hundred sixty (360) day year for actual days elapsed. The Base Rate as of the date of this Agreement is Seven and 75/100 (7.75%) per annum. In the event that the Base Rate announced is, from time to time hereafter changed, adjustment in the Rate shall be made and based on the Base Rate in effect on the date of such change. The Rate, as adjusted, shall apply to the Credit until the Base Rate is adjusted again. All interest payable by Borrower under the Credit shall be due and payable on the first day of each calendar month during the term of the Agreement and Bank may, at its option, elect to treat such interest and any and all Bank Expenses as advances under the Credit, which amounts shall thereupon constitute



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Obligations and shall thereafter accrue interest at the rate applicable to the
Credit under the terms of the Agreement.

        Borrower will pay Bank a fee equal to $20,000 on account of the revolving facility, payable in six (6) quarterly payments of $3,333.34 each, with the first payment due on the date hereof, and subsequent payments due on the first day of each fiscal quarter thereafter.

           2.3 All principal and accrued but unpaid interest under Sections 2.1 and 2.2 shall be due and payable in full on November 20, 2000.

           2.4 Equipment Advances.

               (a) At any time from the date hereof through May 20, 2000, Bank agrees to make advances (each an "Equipment Advance" and, collectively, the "Equipment Advances") to Borrower in an aggregate outstanding amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000). Each Equipment Advance shall not exceed one hundred percent (100%) of the invoice amount of equipment, leasehold improvements, and software presented to Bank from time to time, provided that Bank may exercise its right of prior consent in respect of used equipment or leasehold improvements such consent not to be unreasonably withheld, excluding taxes, shipping, warranty charges, freight discounts and installation expense, provided that aggregate Equipment Advances used for leasehold improvements and software shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000), and provided further that, except for the initial Equipment Advance in a principal amount of up to $360,000 (which Borrower will use to repay an obligation to Silicon Valley Bank), Equipment Advances shall finance only Equipment purchased or acquired after February 21, 1999. Each Equipment Advance shall be for a minimum of Fifty Thousand Dollars ($50,000), provided that individual items of equipment may be for lesser amounts.

               (b) Interest shall accrue from the date of each Equipment Advance at a rate equal to the Base Rate plus one half percent (0.5%), and shall be payable monthly on the first (1st) day of each month through June 1, 2003. During the continuance of an Event of Default, the Equipment Advances shall bear interest at a rate of three (3) percentage points above the rate applicable prior to such continuance. Any Equipment Advances that are outstanding on December 1, 1999 ("First Tranche Advances") shall be payable in thirty-six (36) equal monthly installments of principal, plus all accrued interest, beginning on January 1, 2000, and continuing on the same day of each month thereafter through December 1, 2002. Any Equipment Advances that are outstanding on June 1, 2000 and not outstanding as of December 1, 1999 (the "Second Tranche Advances") shall be payable in thirty-six (36) equal monthly installments of principal, plus all accrued interest, beginning on June 1, 2000, and continuing on the same day of each month thereafter through June 1, 2003, at which time all outstanding Equipment Advances and interest thereon shall be immediately due and payable. Equipment Advances, once repaid, may not be reborrowed. Borrower may prepay any Equipment Advances without penalty or premium. Notwithstanding the foregoing, any or all First Tranche Advances or Second Tranche Advances, or both, that are outstanding before December 1, 1999, or on June 1, 2000, may upon Borrower's three (3) day prior written notice to Bank, accrue interest at a fixed rate equal to three and one quarter of one percent (3.25%) above the rate quoted by Bank to Borrower as the "Cost of Funds Rate." For the purposes of this paragraph, "Cost of Funds Rate" shall mean the rate of interest generally determined by Bank for purposes of all loans and credits making reference to such "Cost of Funds," in its sole discretion, from time to time, as its cost of funds, as such rate may change from time to time.




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               (c) When Borrower desires to obtain an Equipment Advance,
Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 5:00 p.m. Pacific Time one (1) Business Day before the day on which the Equipment Advance is to be made. The notice shall be signed by an officer of Borrower or its designee and (except for the initial Equipment Advance refinancing the Silicon Valley Bank debt) include a copy of the invoice for any equipment, leasehold improvements, and/or software to be financed.

               (d) Borrower shall pay Bank a fee on account of the equipment facility equal to $20,000, which shall be due and payable on the date hereof.

           2.5 Letters of Credit. Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued Letters of Credit for the account of Borrower in an aggregate outstanding face amount not to exceed (i) the lesser of the Borrowing Base or $4,000,000, minus (ii) the then outstanding principal balance of the Advances; provided the face amount of such undrawn Letters of Credit shall not at any time exceed $500,000. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard Application and Letter of Credit Agreement. The expiry date of each Letter of Credit shall be not later than June 1, 2000, unless Borrower secures all obligations relating to such Letter of Credit with cash on terms reasonably acceptable to Bank. Borrower shall pay Bank a fee as a condition to the issuance of any Letter of Credit equal to 1.25 percent of the face amount of such Letter of Credit.

        3. TERM.

           3.1 This Agreement shall remain in full force and effect until June 1, 2003, or until terminated by notice by Borrower. Notice of such termination by Borrower shall be effectuated by mailing of a registered or certified letter not less than thirty (30) days prior to the effective date of such termination, addressed to the Bank at the address set forth herein and the termination shall be effective as of the date so fixed in such notice. Notwithstanding the foregoing, during the continuance of an Event of Default, Bank may terminate this Agreement at any time without notice. Notwithstanding the foregoing, should either Bank or Borrower become insolvent or unable to meet its debts as they mature, or fail, suspend, or go out of business, the other party shall have the right to terminate this Agreement at any time without notice. On the date of termination all Obligations shall become immediately due and payable without notice or demand; no notice of termination by Borrower shall be effective until Borrower shall have paid all Obligations to Bank in full. Notwithstanding termination, until all Obligations have been fully satisfied, Bank shall retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower shall continue to perform all of its Obligations.

           3.2 After termination and when Bank has received payment in full in satisfaction of Borrower's Obligations to Bank, Bank shall reassign to Borrower all Collateral held by Bank, and shall execute a termination of all security agreements and security interests given by Borrower to Bank, upon the execution and delivery of mutual general releases.

        4. CREATION OF SECURITY INTEREST.

           4.1 Borrower hereby grants to Bank a continuing security interest in all presently existing and hereafter arising Collateral in order to secure prompt repayment of any and all Obligations owed by Borrower to Bank and in order to secure prompt performance by Borrower of each and all of its covenants and Obligations under the Agreement and otherwise created. Bank's security interest in the

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT



Collateral shall attach to all Collateral without further act on the part of Bank or Borrower. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon Bank's request, endorse and assign such Negotiable Collateral over to Bank and deliver actual physical possession of the Negotiable Collateral to Bank.

           4.2 Bank's security interest in Receivables shall attach to all Receivables without further act on the part of Bank or Borrower. Upon request from Bank, Borrower shall provide Bank with schedules describing all Receivables created or acquired by Borrower (including without limitation agings listing the names and addresses of, and amounts owing by date by account debtors), and during the continuance of an Event of Default shall execute and deliver written assignments of all Receivables to Bank all in a form acceptable to Bank, provided, however, Borrower's failure to execute and deliver such schedules and/or assignments shall not affect or limit Bank's security interest and other rights in and to the Receivables. Together with each schedule, Borrower shall furnish Bank upon Bank's reasonable request with copies of Borrower's customers' invoices or the equivalent, and original shipping or delivery receipts for all merchandise sold, and Borrower warrants the genuineness thereof. During the continuance of an Event of Default, Bank or Bank's designee may notify customers or account debtors of collection costs and expenses to Borrower's account but, unless and until Bank does so or gives Borrower other written instructions, Borrower shall collect all Receivables for Bank, receive in trust all payments thereon as Bank's trustee, and, if so requested to do so from Bank, Borrower shall during the continuance of an Event of Default immediately deliver said payments to Bank in their original form as received from the account debtor and all letters of credit, advices of credit, instruments, documents, chattel paper or any similar property evidencing or constituting Collateral. The receipt of any check or other item of payment by Bank shall not be considered a payment on account until such check or other item of payment is honored when presented for payment, in which event, said check or other item of payment shall be deemed to have been paid to Bank two (2) calendar days after the date Bank actually receives such check or other item of payment.

           4.3 Bank's security interest in Inventory shall attach to all Inventory without further act on the part of Bank or Borrower. Upon Bank's request during the continuance of an Event of Default Borrower will from time to time at Borrower's expense pledge, assemble and deliver such Inventory to Bank or to a third party as Bank's bailee; or hold the same in trust for Bank's account or store the same in a warehouse in Bank's name; or deliver to Bank documents of title representing said Inventory; or evidence of Bank's security interest in some other manner acceptable to Bank.

           4.4 Borrower shall execute and deliver to Bank concurrently with Borrower's execution of this Agreement, and at any time or times hereafter at the request of Bank, all financing statements, continuation financing statements, security agreements, mortgages, collateral assignments, certificates of title, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Bank may request, in form satisfactory to Bank, to perfect and maintain perfected Bank's security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement. Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Bank's officers, employees or agents designated by Bank) as Borrower's true and lawful attorney-in-fact with owner to sign the name of Borrower on any financing statements, continuation financing statements, security agreement, mortgage, collateral assignment, certificate of title, affidavit, letter of authority, notice of other similar documents which must be executed and/or filed in order to perfect or continue perfected Bank's security interest in the Collateral.

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT


           Borrower shall make appropriate entries in Borrower's Books disclosing Bank's security interest in the Receivables. Bank (through any of its officers, employees or agents) all have the right at any time or times hereafter during Borrower's usual business hours, or during the usual business hours of any third party having control over the records of Borrower, to inspect and verify Borrower's Books in order to verify the amount or condition of, or any other matter, relating to, said Collateral and Borrower's financial condition.

           4.5 Borrower appoints Bank or any other person whom Bank may designate as Borrower's attorney-in-fact, effective upon the occurrence of an Event of Default, with power to endorse Borrower's name on any checks, notes, acceptances, money order, drafts or other forms of payment or security that may come into Bank's possession; to sign Borrower's name on any invoice or bill of lading relating to any Receivables, on drafts against account debtors, on schedules and assignments of Receivables, on verifications of Receivables and on notices to account debtors; to establish a lock box arrangement and/or to notify the post office authorities to change the address for delivery of Borrower's mail addressed to Borrower to an address designated by Bank, to receive and open all mail addressed to Borrower, and to retain all mail related to the Collateral and forward all other mail to Borrower; to send, whether in writing or by telephone, requests for verification of Receivables; and to do all things necessary to carry out this Agreement. Borrower ratifies and approves all acts of the attorney-in-fact. Neither Bank nor its attorney- in-fact will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power being coupled with an interest, is irrevocable so long as any Receivables in which Bank has a security interest remain unpaid and until the Obligations have been fully satisfied.

           4.6 During the continuance of an Event of Default, in order to protect or perfect any security interest which Borrower is granted hereunder, Borrower may, in its sole discretion, upon notice to Borrower, discharge any lien or encumbrance or bond the same, pay any insurance, maintain guards, warehousemen, or any personnel to protect the Collateral, pay any service bureau, or, obtain any records, and all costs for the same shall be added to the Obligations and shall be payable on demand.

           4.7 Borrower agrees that Bank may provide information relating to this Agreement or relating to Borrower to Bank's parent, affiliates, subsidiaries and services providers.

        5. CONDITIONS PRECEDENT.

           5.1 Conditions precedent to the making of the loans and the extension of the financial accommodations hereunder, Borrower shall execute, or cause to be executed, and deliver to Bank, in form and substance satisfactory to Bank and its counsel, the following:

               (a) This Agreement and other documents required by Bank, provided that Bank shall not require any opinion of counsel in connection herewith;

               (b) Financing statements (Form UCC-1) in form satisfactory to Bank for filing and recording with the appropriate governmental authorities;

               (c) Certified extracts from the minutes of the meeting of its board of directors, authorizing the borrowings and the granting of the security interest provided for herein and authorizing specific officers to execute and deliver the agreements provided for herein;

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT



               (d) A certificate of good standing showing that Borrower is in good standing under the laws of the state of its incorporation and certificates indicating that Borrower is qualified to transact business and is in good standing in any other state in which it conducts business;

               (e) UCC searches, tax lien and litigation searches, fictitious business statement filings, insurance certificates, notices or other similar documents which Bank may require and in such form as Bank may require, in order to reflect, perfect or protect Bank's first priority security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement;

               (f) Evidence that Borrower has obtained insurance and acceptable endorsements; and

               (g) Warranties and representations of officers.

        6. WARRANTIES REPRESENTATIONS AND COVENANTS.

           6.1 If so requested by Bank, Borrower shall, not more frequently than once per calendar month, during the term hereof execute and deliver a Report of Accounts Receivable or similar report, in form customarily used by Bank. Borrower's Borrowing Base at all times pertinent hereto shall not be less than the advances made hereunder when the Daily Balance exceeds $500,000. Bank shall have the right to recompute Borrower's Borrowing Base in conformity with this Agreement.

           6.2 If any warranty is breached as to any account previously included in the Borrowing Base, or any such account is not paid in full by an account debtor within ninety (90) days from the date of invoice and such failure relates to more than twenty-five percent (25%) of outstanding Receivables from such account debtor, or an account debtor disputes liability, or a petition in bankruptcy or other application for relief under the Bankruptcy Code or any other insolvency law is filed by or against an account debtor, or an account debtor makes an assignment for the benefit of creditors, becomes insolvent, fails or goes out of business, then Bank may deem ineligible any and all accounts owing by that account debtor, and reduce Borrower's Borrowing Base by the amount thereof Bank may retain its security interest in all Receivables and accounts, whether eligible or ineligible, until all Obligations have been fully paid and satisfied. Returns and allowances, if any, as between Borrower and its customers, will be on the same basis and in accordance with the usual customary practices of the Borrower, as they exist at this time. Borrower shall promptly notify Bank of all disputes and claims, relating to the Collateral, in excess of $50,000. During the continuance of an Event of Default, no discount, credit or allowance shall be granted to any account debtor by Borrower and no return of merchandise shall be accepted by Borrower without Bank's consent. Bank may, during the continuance of an Event of Default, settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Bank considers advisable, and in such cases Bank will credit Borrower's account with only the net amounts received by Bank in payment of the accounts, after deducting all Bank Expenses in connection therewith.

           6.3 Borrower warrants, represents, covenants and agrees that:

               (a) Borrower has good and marketable title to the Collateral. Bank has and shall continue to have a first priority perfected security interest in and to the Collateral. The Collateral shall at all times remain free and clear of all liens, encumbrances and security interests (except those in favor of Bank and Permitted Liens).

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT



               (b) All Eligible Accounts are and will, at all times pertinent hereto, be bona fide existing obligations created by the sale and delivery of merchandise or the rendition of services to account debtors in the ordinary course of business, free of liens, claims, encumbrances and security interests (except as held by Bank and except as may be consented to, in writing, by Bank) and are unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, rights of return or cancellation, and Borrower shall have received no notice of actual or imminent bankruptcy or insolvency of any account debtor at the time an account due from such account debtor is assigned to Bank.

           6.4 At the time each Eligible Account is assigned to Bank, such Eligible Account will be due and payable on terms set forth in Section 1.12, or on such other terms approved in writing by Bank in advance of the creation of such accounts and which are expressly set forth on the face of all invoices, copies of which shall be held by Borrower as custodian for Bank, and no such Eligible Account will then be past due.

           6.5 [Deleted]

           6.6 Borrower represents, warrants and covenants with Bank that Borrower will not, without Bank's prior written consent:

               (a) Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses granted in the ordinary course of business and similar arrangements for the use of the property of Borrower or its Subsidiaries by licensee(s); (iii) Transfers of worn-out or obsolete Equipment, (iv) transfers in connection with Permitted Indebtedness or (iv) other Transfers not exceeding One Million Dollars ($1,000,000) in the aggregate in any fiscal year, provided that in each such case an Event of Default does not exist before or after giving effect to such Transfer;

               (b) Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto). Borrower will not, without thirty (30) days prior written notification to Bank, relocate its chief executive office;

               (c) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided that without Bank's consent, (i) any Subsidiary may merge into Borrower or another Subsidiary, and
(ii) Borrower may merge or consolidate with another entity, or acquire all or substantially all of the capital stock or property of another Person where the aggregate consideration in such merger, consideration or acquisition consists of not more than Ten Million Dollars ($ 10,000,000) of Borrower's capital stock or not more than Five Million Dollars ($5,000,000) in cash, so long as Borrower in any case is the surviving entity after giving effect to such transaction.

               (d) Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness;

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT



               (e) Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens;

               (f) Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, other than, for so long as an Event of Default has not occurred or would not exist after giving effect to such transaction, payments made for the repurchase of stock or the exercise of options effected in connection with the termination of an employee, officer or director;

               (g) Directly or indirectly acquire, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments;

               (h) Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person;

               (i) Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent;

                   Become an "investment company" or become "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Term Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing; or

           6.7 Borrower is not a merchant whose sales for resale of goods for personal, family or household purposes exceeded seventy-five percent (75%) in dollar volume of its total sales of all goods during the 12 months preceding the filing by Bank of a financing statement describing the Collateral. At no time hereafter shall Borrower's sales for resale of goods for personal, family or household purposes exceed seventy-five (75%) in dollar volume of its total sales.

           6.8 Except as disclosed in writing to Bank, Borrower's sole place of business or chief executive office or residence is located at the address indicated above and Borrower covenants and agrees that it will not, during the term of this Agreement, without prior written notification to Bank, relocate said sole place of business or chief executive office or residence.

           6.9 Borrower represents, warrants and covenants as follows:

               (a) [Deleted]

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT



               (b) Borrower is and shall at all times hereafter be a corporation duly organized and existing in good standing under the laws of the state of its incorporation and qualified and licensed to do business in California or any other state in which it conducts its business;

               (c) Borrower has the right and power and is duly authorized to enter into this Agreement; and

               (d) The execution by Borrower of this Agreement shall not constitute a breach of any provision contained in Borrower's articles of incorporation or by-laws.

           6.10 The execution of and performance by Borrower of all of the terms and provisions contained in this Agreement shall not result in a breach of or constitute an event of default under any agreement to which Borrower is now or hereafter becomes a party.

           6.11 [Deleted]

           6.12 All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against, Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of it by applicable laws, and will upon request furnish Bank with proof satisfactory to it that Borrower has made such payments or deposit. If Borrower fails to pay any such assessment, tax, contribution, or make such deposit, or furnish the required proof, Bank may, in its sole and absolute discretion, and without notice to Borrower, (i) make payment of the same or any part thereof; or (ii) set up such reserves in Borrower's account as Bank deems necessary to satisfy the liability therefor, or both. Bank may conclusively rely on the usual statements of the amount owing or other official statements issued by the appropriate governmental agency. Each amount so paid or deposited by Banks shall constitute a Bank Expense and an additional advance to Borrower.

           6.13 There are no actions or proceedings pending by or against Borrower or any guarantor of Borrower before any court or administrative agency and Borrower has no knowledge of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any guarantor of Borrower, except as heretofore specifically disclosed in writing to Bank. If any of the foregoing arise during the term of the Agreement, Borrower shall immediately notify Bank in writing.

           6.14 (a) Borrower, at its expense, shall keep and maintain its assets insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses for the full insurable value thereof Borrower shall also keep and maintain business interruption insurance and public liability and property damage insurance relating to Borrower's ownership and use of the Collateral and its other assets. All such policies of insurance shall be in such form, with such companies, and in such amounts as may be satisfactory to Bank. Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All such policies of insurance (except those of public liability and property damage) shall contain an endorsement in a form satisfactory to Bank showing Bank as a loss payee thereof in respect of the Collateral, with a waiver of warranties (Form 438-BFU), and all

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT



proceeds payable thereunder shall be payable to Bank and, upon receipt by Bank, shall be applied on account of the Obligations owing to Bank. To secure the payment of the Obligations, Borrower grants Bank a security interest in and to all such policies of insurance (except those of public liability and property damage) and the proceeds thereof, and Borrower shall direct all insurers under such policies of insurance to pay all proceeds thereof directly to Bank.

               (b) During the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's officers, employees or agents designated by Bank) as Borrower's attorney for the purpose of making, selling and adjusting claims under such policies of insurance, endorsing the name of Borrower or any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. Borrower will not cancel any of such policies without Bank's prior written consent. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower as required above, or by independent instruments furnished to Bank, that it will give Bank at least ten (10) days written notice before any such policy or policies of insurance shall be altered or canceled, and that no act or default of Borrower, or any other person, shall affect the right of Bank to recover under such policy or policies of insurance required above or to pay any premium in whole or in part relating thereto. Bank, without waiving or releasing any Obligations or any Event of Default, may, but shall have no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect to such policies which Bank deems advisable. All sums so disbursed by Bank, as well as reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall constitute Bank Expenses and are payable on demand.

           6.15 All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Bank are true and correct and have been prepared in accordance with GAAP consistently applied and there has been no material adverse change in the financial condition of Borrower since the submission of such financial information to Bank.

           6.16 (a) Borrower at all times hereafter shall maintain a standard and modem system of accounting in accordance with GAAP consistently applied with ledger and account cards and/or computer tapes and computer disks, computer printouts and computer records pertaining to the Collateral which contain information as may from time to time be requested by Bank, not modify or change its method of accounting or enter into, modify or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower's accounting records without the written consent of Bank first obtained and without said accounting firm and/or service bureau agreeing to provide information regarding the Receivables and Inventory and Borrower's financial condition to Bank; permit Bank and any of its employees, officers or agents, upon demand, during Borrower's usual business hours, or the .usual business hour of third persons having control thereof, to have access to and examine all of the Borrower's Books relating to the Collateral, Borrower's Obligations to Bank, Borrower's financial condition and the results of Borrower's operations and in connection therewith, permit Bank or any of its agents, employees or officers to copy and make extracts therefrom.

               (b) Borrower shall deliver to Bank within twenty (20) days after the end of each month, a company prepared balance sheet and profit and loss statement covering Borrower's operations (together with a compliance certificate), and deliver to Bank within one hundred twenty (120) days after the end of each of Borrower's fiscal year a statement of the financial condition of the Borrower for each such fiscal year audited by an independent certified public accountant reasonably satisfactory to

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT


 Bank, including but not limited to,
a balance sheet and profit and loss statement and any other report requested by Bank relating to the Collateral and the financial condition of Borrower, and a certificate signed by an authorized employee of Borrower to the effect that all reports, statements, computer disk or tape files, computer printouts, computer runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to Bank under this subparagraph are complete, correct and fairly present the financial condition of Borrower and that there exists on the date of delivery to Bank no condition or event which constitutes an Event of Default under this Agreement.

               (c) In addition to the financial statements requested above, the Borrower agrees to provide Bank with the following schedules:

    XX         Accounts Payable Agings on a monthly basis within 20 days of
------------   month end;

    XX         Borrowing Base Certificate on a monthly basis.
------------

    XX         Projections or other financial exhibits upon request.
------------

    XX         Semi-annual Accounts Receivable audits at Borrower's expense.
------------

           6.17 Borrower shall maintain, as of the last day of each calendar month, the following financial ratios and covenants on a consolidated and non-consolidated basis:

               (a) Tangible Effective Net Worth in an amount not less than $17,000,000, to step up by 50% of all profits earned, new equity or subordinated debt issued after the date hereof, other than equity issued to officers, directors or employees.

               (b) A quick ratio of unrestricted cash equivalents plus securities plus Receivables to Current Liabilities not less than 2.50: 1.00, Current Liabilities to include outstandings under the Line of Credit.

               (c) A ratio of Total Liabilities (less debt subordinated to Bank) to Tangible Effective Net Worth of less than 1.50: 1.00.

               (d) Borrower shall not without Bank's prior written consent acquire or expend for or commit itself to acquire or expend for fixed assets by lease, purchase or otherwise in an aggregate principal (or imputed principal) amount that exceeds Four Million Dollars ($4,000,000) in any fiscal year;

               (e) Borrower shall not incur aggregate additional obligations on account of leased or financed equipment in excess of $1,500,000 per fiscal year (other than Equipment financed by Bank); and

               (f) Borrower shall maintain more than eighty percent (80%) of its assets (measured by fair market value) in the United States, not including Receivables and Intangibles owing by foreign entities to Borrower.

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT



        All financial covenants shall be computed in accordance with GAAP consistently applied except as otherwise specifically set forth in this Agreement. All monies due from Affiliates (including officers, directors and shareholders) shall be excluded from Borrower's assets for all purposes hereunder.

           6.18 Borrower shall promptly supply Bank (and cause any guarantor to supply Bank) with such other information (including tax returns) concerning its financial affairs (or that of any guarantor) as Bank may request from time to time hereafter, and shall promptly notify Bank of any material adverse change in Borrower's financial condition and of any condition or event which constitute a breach of or an event which constitutes an Event of Default under this Agreement.

           6.19 Borrower is now and shall be at all times hereafter solvent and able to pay its debts (including trade debts) as they mature.

           6.20 Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank in connection with any act brought by Bank to correct any default or enforce any provision of this Agreement, including all Bank Expenses; Borrower authorizes and approves all advances and payments by Bank for items described in this Agreement as Bank Expenses.

           6.21 Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated with each advance and shall be conclusively presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Bank either now or hereafter.

           6.22 Borrower shall keep all of its primary operating accounts with Bank and shall notify Bank in writing within thirty (30) days after opening any other bank account, deposit account or any other account into which money can be deposited.

           6.23 Borrower shall furnish to the Bank: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that `any reportable event with respect to any deferred compensation plan has occurred, a statement of chief financial officer of Borrower setting forth the details concerning such reportable event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation, if a copy of such notice is available to Borrower; (b) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each deferred compensation plan; (c) promptly after receipt thereof, a copy of any notice Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any deferred compensation plan; provided, however, this subparagraph shall not apply to notice of general application issued by the Pension Benefit Guaranty Corporation or the Internal Revenue Service; and (d) when the same is made available to participants in the deferred compensation plan, all notices and other forms of information from time to time disseminated to the participants by the administrator of the deferred compensation plan.

           6.24 Borrower is now and shall at all times hereafter remain in compliance with all material federal, state and municipal laws, regulations and ordinances relating to the handling, treatment and disposal of toxic substances, wastes and hazardous material and shall maintain all necessary authorizations and permits.

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT



           6.25 [Deleted]

           6.26 [Deleted]

           6.27 Borrower shall perform all acts reasonably necessary to ensure that (a) Borrower and any business in which Borrower holds a substantial interest, and (b) all customers, suppliers and vendors that are material to Borrower's business, become Year 2000 Compliant in a timely manner, or shall develop feasible contingency plans to address third-party failures to become Year 2000 Compliant. Such acts shall include, without limitation, performing a comprehensive review and assessment of all Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used in this paragraph, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by and material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall immediately upon request, provide to Bank such certifications or other evidence of Borrower's compliance with the terms of this paragraph as Bank may from time to time require.

           6.28 None of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

        7. EVENTS OF DEFAULT.

           Any one or more of the following events shall constitute a default by Borrower under this Agreement:

               (a) If Borrower fails or neglects to comply with any provision of sections 6.6, 6.16 or 6.17 hereof, or fails or neglects to perform, keep or observe any other covenant or agreement contained in this Agreement, or any other present or future agreement between Borrower and Bank, and as to such other covenant or agreement such failure continues for more than ten (10) days; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower to be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed, thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances, Equipment Advances or Letters of Credit will be made or issued during such cure period);

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT



               (b) If any representation, statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents to Bank is not true in any material respect;

               (c) If Borrower fails to pay when due and payable or declared due and payable, all or any portion of the Borrower's obligations (whether of principal, interest, taxes, reimbursement of Bank Expenses, or otherwise);

               (d) If there is a material impairment of the prospect of repayment of all or any portion of Borrower's Obligations or a material impairment of the value or priority of Bank's security interest in the Collateral;

               (e) If all or any of Borrower's assets are attached, seized, subject to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee and the same are not released, discharged or bonded against within twenty (20) days thereafter;

               (f) If any Insolvency Proceeding is filed or commenced by or against Borrower without being dismissed within thirty (30) days thereafter;

               (g) If any proceeding is filed or commenced by Borrower for its dissolution or liquidation, or against Borrower and is not dismissed within thirty (30) days;

               (h) If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

               (i) If a notice of lien, levy or assessment is filed of record with respect to any or all of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any or all of the Borrower's assets and the same is not paid on the payment date thereof,

               (j) If a judgment or other claim becomes a lien or encumbrance upon any or all of Borrower's assets and the same is not satisfied, dismissed or bonded against within ten (10) days thereafter;

               (k) If Borrower's records are prepared and kept by an outside computer service bureau at the time this Agreement is entered into or during the term of this Agreement such an agreement with an outside service bureau is entered into, and at any time thereafter, without first obtaining the written consent of Bank, Borrower terminates, modifies, amends or changes its contractual relationship with said computer service bureau or said computer service bureau fails to provide Bank with any request information or financial data pertaining to Bank's Collateral, Borrower's financial condition or the results of Borrower's operations;

               (1) If Borrower permits a default in any material agreement to which Borrower is a party with third parties so as to result in an acceleration of the maturity of Borrower's indebtedness to others, whether under any indenture, agreement or otherwise of an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000);

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT



               (m) If Borrower makes any payment on account of indebtedness which has been subordinated to Borrower's Obligations to Bank in violation of the terms of such subordination;

               (n) If any misrepresentation exists now or hereafter in any warranty or representation made by Bank by any officer or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director;

               (o) If any party subordinating its claims to that of Bank's or any guarantor of Borrower's Obligations dies or terminates its subordination or guaranty, becomes insolvent or an Insolvency Proceeding is commenced by or against any such subordinating party or guarantor;

               (p) If any reportable event, which the Bank determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such Plan shall be terminated within the meaning of Title IV of the Employment Retirement Income Security Act ("ERISA"), or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan and in case of any event described in this Section 7, the aggregate amount of the Borrower's liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA shall exceed five percent (5%) of Borrower's Tangible Effective Net Worth.

        Notwithstanding anything contained in Section 7 to the contrary, Bank shall refrain from exercising its rights and remedies and Event of Default shall thereafter not be deemed to have occurred by reason of the occurrence of any of the events set forth in Sections 7.e, 7.f or 7.j of this Agreement if, within ten (10) days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, if the event is the institution of Insolvency Proceedings against Borrower, Bank shall not be obligated to make advances to Borrower during such cure period.

        8. BANK'S RIGHTS AND REMEDIES.

           8.1 Upon the occurrence of an Event of Default by Borrower under this Agreement, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by
Borrower:

               (a) Declare Borrower's Obligations, whether evidenced by this Agreement, installment notes, demand notes or otherwise, immediately due and payable to the Bank;

               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, or any other agreement between Borrower and Bank;

               (c) Terminate this Agreement as to any future liability or obligation of Bank, but without affecting Bank's rights and security interests in the Collateral, and the Obligations of Borrower to Bank;

               (d) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT


Collateral. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, take and maintain possession of the Collateral and the premises (at no charge to Bank), or any part thereof, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Bank appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

               (e) Without limiting Bank's rights under any security interest, Bank is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secret, trade names, trademarks and advertising matter, or any property of a similar nature as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreement shall inure to Bank's benefit, and Bank shall have the right and power to enter into sublicense agreements with respect to all such rights with third parties on terms acceptable to Bank;

               (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sales and sell (in the manner provided for herein) the Inventory;

               (g) Sell or dispose the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as is commercially reasonable in the opinion of Bank. It is not necessary that the Collateral be present at any such sale;

               (h) Bank shall give notice of the disposition of the Collateral as follows:

                   (i) Bank shall give the Borrower and each holder of a security interest in the Collateral who has filed with Bank a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or the disposition is to be made;

                   (ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower's address appearing in this Agreement, at least five (5) calendar days before the date fixed for the sale, or at least five (5) calendar days before the date on or after which the private sale .or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Bank;

                   (iii) If the sale is to be a public sale, Bank shall also give notice of the time and place by publishing a notice one time at least five
(5) calendar days before the date of this sale in a newspaper of general circulation in the county in which the sale is to be held; and

                   (iv) Bank may credit bid and purchase at any public sale.

               (i) Borrower shall pay all Bank Expenses incurred in connection with Bank's enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Bank;

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT



               (j) Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Bank, or, in Bank's discretion, to any party who Bank believes, in good faith, is entitled to the excess; and

               (k) Without constituting a retention of Collateral in satisfaction of an obligation within the meaning of 9505 of the Uniform Commercial Code or an action under California Code of Civil Procedure 726, apply any and all amounts maintained by Borrower as deposit accounts (as that term is defined under 9105 of the Uniform Commercial Code) or other accounts that Borrower maintains with Bank against the Obligations.

           8.2 Bank's rights and remedies under this Agreement and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by Bank.

        9. TAXES AND EXPENSES REGARDING BORROWER'S PROPERTY.

           If Borrower fails to pay promptly when due to another person or entity, monies which Borrower is required to pay by reason of any provision in this Agreement, Bank may, but need not, pay the same and charge Borrower's account therefor, and Borrower shall promptly reimburse Bank. All such sums shall become additional indebtedness owing to Bank, shall bear interest at the rate hereinabove provided, and shall be secured by all Collateral. Any payments made by Bank shall not constitute (i) an agreement by it to make similar payments in the future; or (ii) a waiver by Bank of any default under this Agreement. Bank need not inquire as to, or contest the validity of, any such expense, tax security interest, encumbrance or lien and the receipt of the usual official notice of the payment thereof shall be conclusive evidence that the same was validly due and owing. Such payments shall constitute Bank Expenses and additional advances to Borrower.

        10. WAIVERS.

           10.1 Borrower agrees that checks and other instruments received by Bank in payment or on account of Borrower's Obligations constitute only conditional payment until such items are actually paid to Bank and Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower's Obligations and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.

           10.2 Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

           10.3 Bank shall not in any way or manner be liable or responsible for
(a) the safekeeping of the Inventory; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof-, or (d) any act or default of any carrier,

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT


warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of Inventory shall be borne by Borrower.

           10.4 Borrower waives the right and the right to assert a confidential relationship, if any, it may have with any accountant, accounting firm and/or service bureau in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that a Bank may contact directly any such accountants, accounting firm and/or service bureau in order to obtain such information. Borrower consents to Bank's responding to credit inquiries with respect to Borrower.

           10.5 BORROWER AND BANK EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY TRANSACTION HEREUNDER, OR CONTEMPLATED HEREUNDER, OR ANY OTHER CLAIM (INCLUDING TORT OR BREACH OF DUTY CLAIMS) OR DISPUTE HOWSOEVER ARISING BETWEEN BANK AND BORROWER.

           10.6 In the event that Bank elects to waive any rights or remedies hereunder, or compliance with any of the terms hereof, or delays or fails to pursue or enforce any terms, such waiver, delay or failure to pursue or enforce shall only be effective with respect to that single act and shall not be construed to affect any subsequent transactions or Bank's right to later pursue such rights and remedies.

        11. ONE CONTINUING LOAN TRANSACTION.

            All loans and advances heretofore, now or at any time or times hereafter made by Bank to Borrower under this Agreement or any other agreement between Bank and Borrower, shall constitute one loan secured by Bank's security interests in the Collateral and by all other security interests, liens, encumbrances heretofore, now or from time to time hereafter granted by Borrower to Bank.

            Notwithstanding the above, (i) to the extent that any portion of the Obligations are a consumer loan, that portion shall not be secured by any deed or trust or mortgage on or other security interest in the Borrower's principal dwelling which is not a purchase money security interest as to that portion, unless expressly provided to the contrary in another place, or (ii) if the Borrower (or any of them) has (have) given or give(s) Bank a deed of trust or mortgage covering real property, that deed of trust or mortgage shall not secure the loan and any other Obligation of the Borrower (or any of them), unless expressly provided to the contrary in another place.

        12. NOTICES.

            Unless otherwise provided in this Agreement, all notices or demands by either party on the other relating to this Agreement shall be in writing and sent by facsimile transmission, overnight courier service, or regular United States mail, postage prepaid, properly addressed to Borrower or to Bank at the addresses stated in this Agreement, or to such other addresses as Borrower or Bank may from time to time specify to the other in writing. Requests to Borrower by Bank hereunder may be made orally.

        13. AUTHORIZATION TO DISBURSE.

            Bank is hereby authorized to make loans and advances hereunder upon telephonic or other instructions received from anyone purporting to be an officer, employee, or representative of Borrower, or at the discretion of Bank if said loans and advances are necessary to meet any Obligations of

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT


Borrower to Bank. Bank shall have no duty to make inquiry or verify the authority of any such party, and Borrower shall hold the Bank harmless from any damage, claims or liability by reason of Bank's honor of, or failure to honor, any such instructions.

        14. DESTRUCTION OF BORROWER'S DOCUMENTS.

            Any documents, schedules, invoices or other papers delivered to Bank, may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

        15. CHOICE OF LAW.

            The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined according to the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts in the Northern District of California or County of Santa Clara.

        16. GENERAL PROVISIONS.

            16.1 This Agreement shall be binding and deemed effective when executed by the Borrower and accepted and executed by Bank at its Headquarter Office.

            16.2 This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties, provided, however, that Borrower may not assign this Agreement or any rights hereunder without Bank's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower or any guarantor from their Obligations to Bank. Bank may assign this Agreement and its rights and duties hereunder. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank's rights and benefits hereunder. In connection therewith, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower's business.

            16.3 Paragraph headings and paragraph numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement.

            16.4 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise; on the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. When permitted by the context, the singular includes the plural and vice versa.

            16.5 Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                                    REVOLVING
                            LOAN & SECURITY AGREEMENT



           16.6 This Agreement cannot be changed or terminated orally. Except as to currently existing Obligations owing by Borrower to Bank, all prior agreements, understandings, representations, warranties, and negotiations, if any, with respect to the subject matter hereof, are merged into this Agreement.

           16.7 The parties intend and agree that their respective rights, duties, powers, liabilities, obligations and discretions shall be performed, carried out, discharged and exercised reasonably and in good faith.

        IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit Loan & Security Agreement (Accounts and Inventory) to be executed as of the date first hereinabove written.


ATTEST:                                       BORROWER:
                                              ACCELERATED NETWORKS, INC.


                                              By: /s/  Frederic T. Boyer
-----------------------------                     -----------------------------
Title                                             Signature of

                                              Title:  Chief Financial Officer
                                                    ---------------------------

Accepted and effective as
of_______________at Bank's
Headquarters Office                           By:
                                                  -----------------------------
                                                  Signature of

                                             Title:
                                                   ----------------------------


                                              BANK:
                                              COMERICA BANK-CALIFORNIA


                                              By: /s/  Thomas M. Hicks
                                                  -----------------------------
                                                  Signature of


                                              Title: Vice President
                                                     --------------------------
                                              By:
                                                  -----------------------------
                                              Title:
                                                    ---------------------------